Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Kayne Anderson BDC, Inc. of our report dated March 2, 2026 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Kayne Anderson BDC, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

March 31, 2026